Exhibit 8.1

Mayer Brown LLP 71 South Wacker Drive Chicago, IL 60606 United States of America

July 19, 2024	T: +1 312 782 0600 F: +1 312 701 7711 mayerbrown.com

Nissan Auto Leasing LLC II

Nissan-Infiniti LT LLC

One Nissan Way

Franklin, Tennessee 37067

Re:	Nissan Auto Leasing LLC II and Nissan-Infiniti LT LLC

Registration Statement on Form SF-3

Registration Nos. 333-258304 and 333-258304-01

Ladies and Gentlemen:

We have acted as special federal tax counsel to Nissan Auto Leasing LLC II, a Delaware limited liability company (the “Depositor”), in connection with the above-captioned registration statement (the “Registration Statement”) and the offering and sale of the Class A-1 Notes, the Class A-2a Notes, the Class A-2b Notes, the Class A-3 Notes, the Class A-4 Notes and the Class B Notes (collectively, the “Notes”) described in the prospectus dated July 17, 2024 (the “Prospectus”), which has been filed by the Depositor with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Act”). As described in the Prospectus, the Notes will be issued by Nissan Auto Lease Trust 2024-B, a Delaware statutory trust (the “Issuing Entity”), formed by the Depositor pursuant to a trust agreement between the Depositor and Wilmington Trust, National Association, as owner trustee. The Notes will be issued pursuant to an indenture (the “Indenture”) between the Issuing Entity and U.S. Bank Trust Company, National Association, as indenture trustee.

In that regard, we are generally familiar with the proceedings taken or to be taken in connection with the proposed authorization, issuance and sale of the Notes and have examined and relied upon copies of such statutes, documents, corporate records and other instruments as we have deemed necessary or appropriate for purposes of this opinion, including the Prospectus, the Underwriting Agreement and the current draft of the Indenture (including the form of the Notes included as an exhibit thereto).

Based on and subject to the foregoing and assuming that the Underwriting Agreement and Indenture are executed and delivered in substantially the form we have examined and that the transactions contemplated to occur under such documents do in fact occur in accordance with the terms thereof, to the extent the statements set forth in the Prospectus forming part of the Registration Statement (to the extent they relate to U.S. federal income tax consequences) under the headings “Summary—Tax Status” and “Material U.S. Federal Income Tax Consequences” constitute matters of U.S. federal income tax law or legal conclusions with respect thereto

Mayer Brown is a global services provider comprising an association of legal practices that are separate entities including

Mayer Brown LLP (Illinois, USA), Mayer Brown International LLP (England), Mayer Brown (a Hong Kong partnership)

and Tauil & Chequer Advogados (a Brazilian partnership)

Mayer Brown LLP

Nissan Auto Leasing LLC II

Nissan-Infiniti LT LLC

July 19, 2024

relating to U.S. federal tax law matters, and to the extent such statements expressly state our opinions or state that our opinion has been or will be provided as to the Notes, we hereby confirm and adopt the opinions set forth therein (subject to the qualifications, assumptions, limitations and exceptions set forth therein).

The opinion expressed above is subject to the following assumptions, qualifications, limitations and exceptions:

The opinion set forth above is based on relevant provisions of the United States Internal Revenue Code of 1986, as amended, Treasury Regulations thereunder, and interpretations of the foregoing as expressed in court decisions, administrative determinations, and legislative history as of the date hereof. These provisions and interpretations are subject to change, which may or may not be retroactive in effect, that might result in modifications of our opinion.

This opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters. We assume no obligation to update or supplement this opinion to reflect any facts or circumstances that arise after the date of this opinion and come to our attention, or any future changes in laws.

Mayer Brown LLP

Nissan Auto Leasing LLC II

Nissan-Infiniti LT LLC

We know that we are referred to under the caption referred to above included in the Prospectus, and we hereby consent to the use of our name therein and to the use of this opinion for filing as Exhibit 8.1 to a Form 8-K filed in connection with the Prospectus, without admitting we are “experts” within the meaning of the Act or the rules or regulations of the Commission thereunder, with respect to any part of the Registration Statement or the Prospectus.

Respectfully submitted,

/s/ Mayer Brown LLP

MAYER BROWN LLP